SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2005

NEXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25247	95-4675095
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7625 Hamilton Park Drive, Suite 12, Chattanooga, Tennessee 37421

(Address of principal executive offices)

423-296-8213

(Registrant’s telephone number, including area code)

___________________________________________________

(Former name or former address, if changed since last report.)

Item 1.01.

Entry into a Material Definitive Agreement.

Next, Inc. (the “Company”) has entered into an amendment, dated March 18, 2005 (the “Amendment”) to its Amended and Restated Credit Agreement dated as of the 15th day of April, 2004 by and between the Company and National City Bank of Indiana (the “Bank”).  Pursuant to the Amendment, the Bank:  (1) has consented to the Company incurring indebtedness in the amount of $365,000 to finance the purchase and modification of a warehouse, (2) has consented to the Company incurring indebtedness in the amount of $250,000 to finance the purchase of machinery and equipment, (3) has set an account concentration limit for a retailer at $2,000,000, (4) has increased the cap on finished goods from $480,000 to $720,000, (5) increased the reliance ratio on raw material from 85% of accounts receivable availability to 100%, and increased the inventory limit from $3,000,000 to $3,500,000 which was previously limited to seasonal periods, (6) has consented to the payment of indebtedness in the amount of $400,000 owed to Next Investors, LLC (an entity owned by affiliates of the Company), (7) has consented to a reduction in the personal guaranty from the Company’s CEO, Bill Hensley, from $1,500,000 to $500,000, and (8) will renew and increase the credit line from $8,000,000 to $9,000,000.  The renewal, modifications, and increase in the credit line will become effective with the execution of a new note and related loan documents.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXT, INC.

Date: March 23, 2005

By: /s/ Charles L. Thompson

Charles L. Thompson

Chief Financial Officer